Exhibit 10.26

EVERGY, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2023)
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EVERGY, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(As amended and restated January 1, 2023)

Background and Purpose
Kansas City Power & Light Company ("KCPL") adopted the Kansas City Power & Light Supplemental Executive Retirement and Deferred Compensation Plan effective November 2, 1993, (the "Original Plan"), to provide opportunities for selected employees and members of KCPL's Board of Directors to defer the receipt of compensation. As part of a corporate restructuring and effective as of October 1, 2001, the Original Plan was divided into two separate plans, the "Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan" (the "Frozen NQDC Plan") and the Great Plains Energy Incorporated Supplemental Executive Retirement Plan (the "Frozen SERP").
As a result of the enactment of the American Jobs Creation Act of 2004, which, in part, created a new section of the Internal Revenue Code ("Code Section 409A") governing and requiring changes to nonqualified deferred compensation plans, Great Plains Energy Incorporated (i) froze the Frozen NQDC Plan as of December 31, 2004, such that no new participants entered the Frozen NQDC Plan and no new amounts (other than Earnings) accrued under the Frozen NQDC Plan after December 31, 2004, and (ii) adopted the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan (As Amended and Restated for I.R.C. § 409A) which plan, except for those changes required by Code Section 409A, generally mirrored the terms of the Frozen NQDC Plan.
As a result of and effective upon the consummation of Great Plains Energy Incorporated's merger into Evergy, Inc., the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan (As Amended and Restated for I.R.C. § 409A) was restated as the Evergy, Inc. Nonqualified Deferred Compensation Plan (the "Plan").
Effective as of June 4, 2018, Evergy, Inc. amended and restated the Plan to allow employees of the Company's subsidiary, Westar Energy, Inc., to participate in the Plan and make certain other changes.
Effective January 1, 2023, Evergy, Inc. amends and restates the Plan to modify the available earnings rate(s) for crediting gains and losses to Participants' accounts. This Plan continues to govern the payment of, and all administrative aspects related to, amounts that (1) were not accrued and vested as of December 31, 2004, under the Frozen NQDC Plan, and (2) have been or are contributed to this Plan on or after January 1, 2005. All existing elections under this Plan shall continue in effect without change and apply as elections under the Plan.
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TABLE OF CONTENTS
Page

ARTICLE I	DEFINITIONS	1

ARTICLE II	DEFERRED COMPENSATION	4

ARTICLE III	MISCELLANEOUS	11
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ARTICLE I

DEFINITIONS
1.1Definitions. For purposes of this Plan, the following terms have the following meanings:
"Applicable 401(k) Plan" means the applicable 401(k) defined contribution plan sponsored by the Company or one of its wholly-owned subsidiaries (e.g., the Evergy Savings Plan or the Westar Energy, Inc. Employees' 401(k) Savings Plan), that the Participant is eligible to participate in as of January 1 of the plan year and in which the Participant's elective deferrals or Company matching contributions are made.
"Applicable 401(k) Matching Compensation" means for each Participant, the applicable definition of "compensation" under the Applicable 401(k) Plan for purposes of determining the 401(k) employer matching contribution amount under the Applicable 401(k) Matching Formula for any plan year. A Participant's Applicable 401(k) Matching Compensation for any year will not be limited by the provisions of Code Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m)(2), 402(g)(1), 415, or similar provisions restricting the amount of compensation that may be considered, deferred, or matched under plans qualified pursuant to Code Section 401(a).
"Applicable 401(k) Matching Formula" means for each Participant, the employer matching contribution formula under the Applicable 401(k) Plan for the Participant as applied to the Participant's elective deferrals under this Plan (e.g., if the Applicable 401(k) Plan limits matching contributions to deferrals of base salary not exceeding 6% of the Participant's Applicable 401(k) Matching Compensation, such formula is the Participant's Applicable 401(k) Matching Formula under this Plan).
"Base Salary" means the annual salary, excluding Incentive Awards, paid by the Company to the Participant.

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"Board" means the Board of Directors of the Company.
"Code" means the Internal Revenue Code of 1986, as amended.
"Committee" means the Compensation and Leadership Development Committee (or successor to such Committee) of the Board.
"Company" means Evergy, Inc. (a successor to Great Plains Energy Incorporated due to Great Plains Energy Incorporated’s merger into Evergy, Inc.), Great Plains Energy Services Incorporated, Great Plains Power Incorporated, Kansas City Power & Light Company, Westar Energy, Inc. or their successors. However, with respect to the term "Board," "Committee," and in Section 2.4 and Section 3.4, "Company" refers solely to Evergy, Inc., its predecessor or its successor.
"Director" means a member of the Board.
"Director Fees" means a Director's remuneration for services as a Director and includes annual retainer fees and meeting fees.
"Evergy Savings Plan" means the Evergy, Inc. 401(k) Savings Plan, as it may be amended from time to time.
"Incentive Award" means any compensation paid under any annual incentive plan sponsored or maintained by the Company. The term “Incentive Award” does not include any awards or payments of awards under the Company’s Long-Term Incentive Plan.
"Participant" means (i) a Director or (ii) any employee selected for participation by the Committee or the Chief Executive Officer of Evergy, Inc. or its predecessor, Great Plains Energy Incorporated. Individuals will become Participants in the Plan as of the date they are so designated. Directors are not eligible to the benefits provided under Section 2.5 of the Plan (e.g.,

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Company contributions). Individuals who were Participants in the Plan on June 3, 2018, will continue to be Participants in this Plan.
"Plan" means this Evergy, Inc. Nonqualified Deferred Compensation Plan. This Plan document is operative as of January 1, 2023, and is a continuation in all respects of the Great Plains Energy Incorporated Nonqualified Deferred Compensation Plan (as Amended and Restated Effective June 4, 2018).
"Separation from Service" or "Separates from Service" means a Participant's death, retirement, or other termination of employment or service with the Company under Code Section 409A(a)(2)(A)(i) and the applicable Treasury Regulations and guidance issued thereunder.
"Specified Employee" means a Participant that is a "specified employee" as defined in Code Section 409A(a)(2)(B)(i) and Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of this definition, the "specified employee effective date" and the "specified employee identification date" are established and memorialized in the Company's "I.R.C. § 409A Specified Employee Policy" as the same may be modified from time to time in accordance with the rules and regulations of Code Section 409A.
1.2General Interpretive Principles. (a) Words in the singular include the plural and vice versa, and words of one gender include the other gender, in each case, as the context requires; (b) references to Sections are references to the Sections of this Plan unless otherwise specified; and (c) any reference to any U.S. federal, state, or local statute or law will be deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such statute or law, unless the context otherwise requires.

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ARTICLE II

DEFERRED COMPENSATION
1.1Deferral Elections. Before the beginning of any calendar year, a Participant may elect to defer the receipt of:
(a)a specified dollar amount or percentage of the Participant's anticipated Base Salary (or Director Fees) as in effect on January 1 of the year in which such salary or fees are to be deferred; and/or
(b)a specified dollar amount or percentage of any anticipated Incentive Awards to be paid to the Participant for performance in the upcoming plan year.
If the Participant desires to make such an election, the election must be in writing on a form provided by the Company, and may indicate an election to defer a fixed percentage of up to 50 percent of Base Salary, and/or 100 percent of any Incentive Awards or Director Fees. Alternatively, the Participant may elect to defer a fixed dollar amount of Base Salary or Director Fees and/or any Incentive Awards in increments of $1,000, with a minimum deferral of $2,000 and a maximum deferral of an amount equal to 50% of Base Salary and 100% of Director Fees or any Incentive Awards. An individual who first becomes a Participant in this Plan (and is not otherwise eligible nor has been eligible to participate in any other similar type of deferred compensation plan that would be aggregated with the Plan under Code Section 409A) during a year may make a deferral election for the balance of the year in which the employee becomes a Participant, provided the election is made within 30 days after the day on which he or she becomes a Participant.
An election to defer compensation under this Article II applies only to compensation earned subsequent to the date the election is made. An election to defer compensation will be

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effective only for the year, or portion of the year, for which the election was made, and may not be terminated or changed during such year or portion of such year. If the Participant desires to continue the same election from year to year, he or she must nevertheless make an affirmative election each year to defer compensation.
1.2Contents of Deferral Election. A Participant's deferral election must indicate, with respect to amounts deferred pursuant to the election, a distribution event in accordance with Section 2.6 and the form of payment alternative in accordance with Section 2.7.
1.3Separate Accounts. A separate account will be established for each Participant who defers compensation under this Article II. The Company will credit deferred compensation to the Participant's account as soon as administratively practicable following the date the amount is deferred, which deferral occurs at the time(s) the Participant would have otherwise been paid the compensation. Neither the Participant nor his or her designated beneficiary or beneficiaries has any property interest whatsoever in any specific Company assets as a result of this Plan.
1.4Earnings Credits. The earnings upon which gains or losses on a Participant's account are credited (hereinafter "Earnings") will be any measure of earnings determined appropriate and specified by the Committee from time to time and may include an earnings rate or measure that (a) tracks the return on a predetermined and specified investment or investments (e.g., Moody's Long Term Corporate Bond Yield for Baa-rated corporate bonds), (b) tracks the return on a predetermined specified investment or pool of specified investments as directed by the Participant with respect to his or her account, or (c) is a reasonable rate of interest determined by the Committee. In no event may Earnings exceed the designated measure of earnings and the Committee may change the earnings rate or allowable earnings measure(s) from time to time, provided (x) Participants will be notified prior to the effective date of such change and (y) any

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new earnings rate or measure(s) will be applied on a prospective basis only. The Earnings will be credited or debited to a Participant's account on a monthly basis, or at such other time or times as the Committee may determine. Earnings will continue to be credited to the balance of a Participant's account during the payout period elected pursuant to this Article II. The Earnings attributable to compensation deferred pursuant to a particular deferral election will be payable according to the same terms, conditions, limitations, and restrictions applicable to the compensation deferred pursuant to the deferral election. Any remaining payments will be re-computed annually to reflect the additional Earnings.
1.5Company Contributions.
(a)Matching Contributions. A Participant (other than a Director) will be eligible to receive a matching contribution under this Section 2.5(a) only if the Participant defers the maximum amount allowed under Code Section 402(g) (ignoring any opportunity the Participant may have had to make catch-up contributions described in Section 414(v) of the Code) for such year under the Applicable 401(k) Plan. A Participant's matching contribution under this Plan will be:
(i)the amount determined by applying the Participant's Applicable 401(k) Matching Formula to the Participant's deferral amount under Section 2.1, ignoring all contribution limitations due to the provisions of Code Sections 401(a)(17), 401(k)(3)(A)(ii), 401(m)(2), 402(g)(1), 415, or similar provisions restricting the amount of compensation that may be considered, deferred, or

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matched under plans qualified pursuant to Code Section 401(a), minus
(ii)the amount of the matching contributions made for the plan year to the Participant's account under the Applicable 401(k) Plan.
For the avoidance of doubt, the matching contribution on any deferred Incentive Award shall be made effective on the date such Incentive Award would have been paid to Participant in the absence of a deferral election.
(b)Additional Discretionary Company Contributions. From time to time, as determined appropriate by the Committee, the Company may elect to make additional contributions (either discretionary, matching or both) to the Plan and may direct that such contributions be allocated among the accounts of those Participants that it may select. The Committee may impose vesting conditions and/or allocation conditions with respect to such additional contributions. No Participant shall have a right to compel the Company to make a contribution under this Section 2.5(b) and no Participant shall have the right to share in the allocation of any such contribution for any year unless selected by the Committee, in its sole discretion. At the time any such additional contribution is made, the Committee may provide that the additional amounts are to be paid at the same time as other amounts deferred under this Plan are paid to the Participant or a different time (in all cases compliant with Code Section 409A) as established by the Committee.

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(c)Vesting. All Company matching contributions under Section 2.5(a) and Company additional discretionary contributions under Section 2.5(b) are 100% vested.
1.6Permissible Distribution Events. A Participant may elect to defer receipt of amounts deferred pursuant to a deferral election until one of the following:
(a)Subject to Section 3.12, the Participant's Separation from Service other than on account of death;
(b)a specified age or date;
(c)the Participant's death;
(d)the earlier of (a) or (b) (e.g., the earlier of Separation from Service or attainment of age 65); or
(e)the later of (a) or (b) (e.g., the later of Separation from Service or attainment of age 65) .
In all cases if no distribution event has occurred on the date of the Participant's death, the Participant's death will be the distribution event. If a Participant fails to designate a distribution event and the Participant is not a Specified Employee at the time of the Participant's Separation from Service, payment of amounts deferred pursuant to the Participant's deferral election will be made (in the case of a lump sum) or commence (in the case of installments) on the 90th day after the Participant's Separation from Service. If a Participant fails to designate a distribution event, the Participant is a Specified Employee at the time of the Participant's Separation from Service and the Separation from Service is not on account of the Participant's death, payment of amounts deferred pursuant to the Participant's deferral election will commence on the first day of the 7th month after the month in which the Participant Separates from Service.

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1.7Permissible Forms of Payment. A Participant's deferral election must indicate the manner in which the amounts deferred pursuant to the election are to be paid upon a distribution event other than on account of a Participant's death. Upon a Participant's death, the form of payment is governed by Section 2.8(b), (c) and (d). Subject to this Section 2.7, the Participant may choose to have such amounts paid:
(a)in a single lump-sum payment; or
(b)in annual installments (of principal plus Earnings) over a period of 5 years, 10 years, or 15 years. Each annual installment will be equal to a fraction of the total remaining balance in the Participant's account, the numerator of which is 1 and the denominator is the total number of remaining installments, including the annual installment for which the amount is being calculated.
Notwithstanding a Participant's deferral election, single lump-sum payments will always be made to Participants (I) whose annual installments (regardless of whether such installments are being paid over 5, 10 or 15 years) will be less than $5,000 per year or (II) who Separate from Service with the Company before attaining age 50. If a Participant fails to make an election concerning the form of payment within the appropriate period of time, the payment will be made in a single lump sum.
Subject to Section 3.12, payments under this Article on account of deferral will be paid in full if the lump-sum option is chosen, or will begin to be paid in annual installments if an installment payment option is chosen, on the 30th day following the day the event occurred giving rise to the distribution, as elected by the Participant. If, on such 30th day, it is not

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administratively practicable to make or commence the payment(s), the payment(s) shall be made or commence as soon as administratively practicable.
Following the close of each year, or as soon thereafter as practicable, the Participant or the Participant's designated beneficiary or beneficiaries shall receive a statement of the Participant's deferred compensation account as of the end of such year.
1.8Payment to Designated Beneficiaries.
(a)Designated Beneficiary. At the time a Participant elects to defer compensation under this Plan, the Participant may designate a death beneficiary or beneficiaries, and may amend or revoke such designation at any time.
(b)Participant's Death Before Distribution Event. If the Participant dies before any deferred amounts have been paid under this Plan, all amounts credited to the Participant's account will be paid to the Participant's designated beneficiary or beneficiaries, in a single lump-sum payment, on the 30th day following the date of the Participant's death.
(c)Participant's Death After Distribution Event. If a Participant dies after payment of any deferred amounts has commenced, the balance of the amounts credited to the Participant's account will continue to be paid to the Participant's beneficiary or beneficiaries at the same times and in the same form as the amounts were being paid to the Participant.
(d)Deceased Designated Beneficiary. If a Participant is not survived by a designated beneficiary, the balance of the amounts due the Participant under the deferral election for which no surviving beneficiary exists will

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be paid in a single lump-sum payment to the Participant's estate on the 30th day following the date of the Participant's death. If, with respect to a particular deferral election, a Participant's last surviving designated beneficiary dies after the Participant, but before the balance of the amounts due the beneficiary under the deferral election have been paid, the balance will be paid in a single lump-sum payment to the estate of the last surviving designated beneficiary as soon as practicable after the beneficiary's death.
1.9Subsequent Elections. The Committee, in its sole discretion, may permit a Participant, with respect to a distribution event, to later change the Participant's election as to when payment of benefits under this Plan with respect to such event would be made or commence and change the selected form of payment; provided, however, that: (a) the subsequent election is not effective until, at the earliest twelve months before it is to take effect; (b) other than with respect to payment on account of a Participant's death, the change results in a deferral of payment of at least five years from the earliest date the benefits, absent such a subsequent election, otherwise would have been paid or commenced on account of such event; and (c) where the Participant has elected payment after a specific number of years, the subsequent deferral election is made at least twelve months before the initial payment was scheduled.
ARTICLE III

MISCELLANEOUS
1.1Plan Amendment and Termination. The Committee may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time-to-time, in whole or in part. However, no amendment or suspension of the Plan may affect a Participant's right or the right of

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a beneficiary to vested benefits accrued up to the date of any amendment or termination. In the event the Plan is terminated, the Committee will continue to administer the Plan until all amounts accrued and vested have been paid. In no event may the termination of the Plan result in distributions of benefits under the Plan unless such distribution on account of Plan termination would otherwise be permissible under Code Section 409A.
1.2No Right to Employment. Nothing in this Plan gives any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.
1.3No Administrator Liability. Neither the Committee nor any member of the Board nor any officer or employee of the Company may be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor may the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.
1.4Unfunded Plan. This Plan is unfunded, and constitutes a mere promise by the Company to make benefit payments in the future. The right of any Participant, spouse, or beneficiary to receive a distribution under this Plan will be an unsecured claim against the general assets of the Company. The Company may choose to establish a separate trust (the "Trust"), and to contribute to the Trust from time to time assets to be held therein, subject to the claims of the Company's creditors in the event of the Company's insolvency, until paid to Plan Participants and beneficiaries in the manner and at the times as specified in the Plan. It is the intention of the Company that the Trust, if established, constitutes an unfunded arrangement, and will not affect the status of the Plan as an unfunded Plan maintained for the purpose of providing

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deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Trustee of the Trust will invest the Trust assets, unless the Committee, in its sole discretion, chooses either to instruct the Trustee as to the investment of Trust assets or to appoint one or more investment managers to do so. The Committee may consult with Participants concerning the investment of Trust assets, but will reserve the right to invest and reinvest such assets in the manner it deems best.
1.5Nontransferability. To the maximum extent permitted by law, no benefit under the Plan may be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind.
1.6Participant's Incapacity. Any amounts payable under the Plan to any person under legal disability or who, in the judgment of the Committee, is unable properly to manage his or her financial affairs, may be paid to the legal representative of that person or may be applied for the benefit of that person in any manner which the Committee may select.
1.7Withholding. Any amounts paid to the Participant will be subject to income tax withholding or other deductions as may from time to time be required by federal, state, or local law.
1.8Plan Administrator. The Plan shall be administered by the Committee or its designee, which may adopt rules and regulations to assist it in the administration of the Plan.
1.9Claims Procedures. A request for a Plan benefit shall be filed with the Chairperson of the Committee or his or her designee, on a form prescribed by the Committee. Such a request, hereinafter referred to as a "claim," will be deemed filed when the executed claim form is received by the Chairperson of the Committee or his or her designee.

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The Chairperson of the Committee or his or her designee shall decide such a claim within a reasonable time after it is received. If a claim is wholly or partially denied, the claimant will be furnished a written notice setting forth, in a manner calculated to be understood by the claimant:
(a)The specific reason or reasons for the denial;
(b)A specific reference to pertinent Plan provisions on which the denial is based;
(c)A description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and
(d)Appropriate information as to the steps to be taken if the claimant wishes to appeal his or her claim, including the period in which the appeal must be filed and the period in which it will be decided.
The notice will be furnished to the claimant within 90 days after receipt of the claim by the Chairperson of the Committee or his or her designee, unless special circumstances require an extension of time for processing the claim. No extension will be for more than 90 days after the end of the initial 90-day period. If an extension of time for processing is required, written notice of the extension will be furnished to the claimant before the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which a final decision will be rendered.
If a claim is denied, in whole or in part, the claimant may appeal the denial to the full Committee, upon written notice to the Chairperson thereof. The claimant may review documents pertinent to the appeal and may submit issues and comments in writing to the Committee. No appeal will be considered unless it is received by the Committee within 90 days after receipt by

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the claimant of written notification of denial of the claim. The Committee shall decide the appeal within 60 days after it is received. However, if special circumstances require an extension of time for processing, a decision will be rendered as soon as possible, but not later than 120 days after the appeal is received. If such an extension of time for deciding the appeal is required, written notice of the extension shall be furnished to the claimant before the commencement of the extension. The Committee's decision will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions upon which the decision is based.
1.10Deliverables. Each Participant will receive a copy of the Plan and, if a Trust is established pursuant to Section 3.4, the Trust, and the Company will make available for inspection by any Participant a copy of any rules and regulations used in administering the Plan.
1.11Binding Effect. This Plan is binding on the Company and will bind with equal force any successor of the Company, whether by way of purchase, merger, consolidation or otherwise.
1.12Delay for Specified Employees. Notwithstanding any other provision of this Plan to the contrary:
(a)with respect to any payment to be made under Section 2.6 and 2.7 if (1) the Participant has elected his or her Separation from Service as the applicable Distribution Event, and (2) the Participant is a Specified Employee, then payment of any amounts will be made or commence no earlier than the first business day of the 7th month following the month in which the Participant Separates from Service; and

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(b)with respect to any payment to be made under Section 3.2, no payment may be made to a Participant who is a Specified Employee any earlier than the first business day of the 7th month following the month in which the Participant Separates from Service.
1.13Severability. If a court of competent jurisdiction holds any provision of this Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.
1.14I.R.C. § 409A. This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to Section 409A of the Code and will be paid in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
1.15Governing Law. To the extent not superseded by the laws of the United States, this Plan shall be construed according to the laws of the State of Missouri.

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